Exhibit 99.1

GrowGeneration Reports Record 3rd Quarter Revenue

Q3 Revenue up 86% to $ 4.0 million; Same-store sales increase 31%

Denver, Colo., November 8, 2017 /PRNewswire/ -- GrowGeneration Corp. (OTCQX: GRWG), (“GrowGen” or the “Company”) one of the largest specialty retail hydroponic and organic gardening stores, selling to both the commercial and home cannabis markets, with currently 14 locations, today reported financial results for its 3rd quarter ended September 30, 2017.

3rd Quarter 2017 Financial Highlights:

•	Revenue of $4.0 million, up 86% compared to revenue of $2.2 million for the 3rd quarter of 2016
•	For the 9 months ended September 30,2017, revenue totaled $10.7 million versus $5.6 million for the same 9 months ending 2016, an increase of 91%
•	Same-Store Sales increased 31% from $2.1 million for the 3rd quarter of 2016 compared to $2.7 million for the 3rd quarter of 2017
•	Adjusted EBITDA for the quarter ended September 30, 2017 totaled $(191,497) compared to adjusted EBITDA of $29,386 for the quarter ended September 30, 2016
•	Net loss of $460,887, inclusive of $265,971 in non-cash depreciation and share-based compensation expense, compared to a net income of $10,844 in the 3rd quarter of 2016, inclusive of $17,158 in non-cash depreciation expense.
•	The Company had $1.9 million in cash as of September 30, 2017
•	As of September 30, 2017, the Company had $8.2 million in total current assets compared with $3.6 million as of December 31, 2016.
•	The Company raised $4.8 million in equity capital for the 9 month period ended September 30, 2017 through the issuance of common stock and the exercise of warrants.

Darren Lampert, Co-Founder and CEO, said, “This was another great quarter of sales for GrowGeneration, clearly demonstrating the demand for our products and the scalability of our business as we continue our expansion plans.” Further, Lampert stated,

“Our company continues to attract capital, raising $4.8 million through Q3 2017, strengthening our balance sheet to $8.2 million in assets and breaking the $10 million revenue mark. GrowGen now is operating in 4 states, with 14 commercial and retail stores, with over 50,000 sq. ft. and servicing 100’s of licensed commercial growers. We are aggressively expanding our brand and store model, with a focus in California, Nevada, Michigan, Rhode Island, Massachusetts, Maine, Oregon and the state of Washington,” added Mr. Lampert. We continue to forecast revenue for 2017 to be approximately $15 million.”

3rd Quarter 2017 Financial Results:

Revenues for the quarter ended September 30, 2017 increased 86% to $4.0 million, compared to $2.1 million for the quarter ended September 30, 2016.

Same Store Sales:

For the period ended September 30, 2017, the Company had a total of eight stores opened for the entire three months ended September 30, 2017 and 2016, generating net revenue of approximately $2.7 million, compared to approximately $2.1 million for the same eight stores for the period ended September 30, 2016, an increase of approximately $.6 million or 31%. The five stores that were not open for any part of the quarter ended September 30, 2016 generated approximately $1.3 million for the quarter ended September 30, 2017. Sales from the recently opened Boulder and Las Vegas North stores will start being reflected in the Company’s financial results in the 4th quarter of 2017.

Cost of sales for the period ended September 30, 2017 increased approximate $1.35 million to $2.91 million as compared to $1.56 million for the period ended September 30, 2016. The increase was due to the 86% increase in sales. Gross profit was $1.1 million for the period ended September 30, 2017, resulting in a 27.7% gross margin, compared to $608,770, or a 28.1% gross margin, for the period ended September 30, 2016. The slight margin decrease was due to an increase in the number of commercial accounts, which are generally higher revenue, lower margin accounts. As the Company continues to scale, inventory and operating efficiencies are expected to begin to be recognized in higher margins and operating profit.

Operating expenses are comprised of 1) store operations, primarily payroll, rent and utilities, and corporate overhead. Store operating costs were $800,861 for the three months ended September 30, 2017 and $372,317 for the three months ended September 30, 2016, an increase of $428,544 or 115%. The increase in store operating cost is due to 1) the addition of five locations that were not open in 2016 and 2) slight increase in staffing due to the 31% increase in same store sales. Store operating costs as a percentage of sales were 19.9% for the three months ended September 30, 2017 compared to 17.2% for the three months ended September 30, 2016. A previously noted, we opened five locations in 2017 that were not open at all in 2016 and as such store operating costs will be higher as the stores ramp up in sales which can take several months. Corporate overhead is comprised of general and administrative costs, share based compensation, depreciation and amortization and corporate salaries and related expenses and was $773,070 for the three months ended September 30, 2017 compared to $224,225 for the three months ended September 30, 2016. The increase in salaries and related expense from 2016 to 2017 was the increase in corporate staff to support operations including additional sales staff to increase our outside sales efforts. Corporate salaries and related costs as a percentage of sales were 6.7% for the three months ended September 30, 2017 and 5% for the three months ended September 30, 2016. General and administrative expenses, comprised mainly of advertising and promotions, travel & entertainment, professional fees and insurance, were $237,884 for the three months ended September 30, 2017 and $98,731 for the three months ended September 30, 2016 with a majority of the increase advertising and promotion and travel and entertainment. General and administrative costs, as a percentage of revenue, was 5.9% for the three months ended September 30, 2017 compared to 4.6% for the three months ended September 30. 2016. Corporate overhead includes non-cash expenses, consisting primarily of depreciation and share based compensation, which was approximately $265,971 for the three months ended September 30, 2017, compared to approximately $17,158 for the three months ended September 30, 2016. The increase in share based compensation is due to an increase in 1) non-cash compensation to consultants, 2) stock issued to employees and 3) the fair market value of options issued to employees. Corporate overhead was 19% of revenue for the three months ended September 30, 2017 and 10% for the three months ended September 30, 2016, primarily due to the increase in non-cash share based compensation.

The net loss for the three months ended September 30, 2017 was $460,887 compared to net income of $10,844 for the three months ended September 30, 2016. The increase in the net loss was primarily due to 1) an increase in non-cash shares-based compensation of $242,984, 2) the opening of our operations in Denver South, Boulder, Las Vegas, and San Bernardino, CA, 3) costs related to the Seattle Hydro purchase and pre-opening store costs, and 4) higher salaries and related expenses due to an increase in corporate support staff and sales staff dedicated to outside sales.

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Balance Sheet Summary

As of September 30, 2017, the Company had $1.9 million in cash and $8.2 million in total current assets compared with $606,000 and $3.6 million, respectively, as of December 31, 2016. Current liabilities were $1.8 million at June 30, 2017, compared to $843,000 at December 31, 2016. The Company ended the September 30, 2017 period with a working capital surplus of $6.6 million compared to $2.76 million as of December 31, 2016. The Company raised $4.8 million in equity capital during the period ended September 30, 2017 through the issuance of common stock and the exercise of warrants.

Adjusted EBITDA for the quarter ended September 30, 2017 totaled $(191,497) compared to adjusted EBITDA of $29,386 for the quarter ended September 30, 2016 (see definition and further discussion about the presentation of a EBITDA, a non-GAAP term, below).

Use of Non-GAAP Financial Information

The Company believes that the presentation of results excluding certain items in "Adjusted EBITDA," such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

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Set forth below is a reconciliation of Adjusted EBITDA to net income (loss):

	Three Months Ended
	9/30/2017	9/30/2016
Net income (loss)	$(460,887)	$10,844
Interest	3,419	1,384
Depreciation and Amortization	22,987	17,158
EBITDA	(434,481)	29,386
Share based compensation (option comp, warrant comp, stock issued for services)	242,984	-
Adjusted EBITDA	$(191,497)	$29,386

About GrowGeneration Corp.:

GrowGeneration Corp. (“GrowGen”) owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 14 stores, which includes 9 locations in Colorado, 2 locations in California, 2 locations in Las Vegas and 1 location in Washington. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major legalized cannabis states. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2020 the market is estimated to reach over $23 billion with a compound annual growth rate of 32%.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as "look forward," "believe," "continue," "building," or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:

Website: www.GrowGeneration.com

Facebook:GrowGenerationCorp

Twitter: @GrowGenOK

Instagram: Growgeneration_corp

Company Inquiries:

GrowGeneration Corp.
610-216-0057
michael@growgeneration.com

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GROWGENERATION CORPORATION AND SUBSIDIARIES

 CONSOLIDATED BALANCE SHEET

(Unaudited)

	September 30, 2017	December 31, 2016
	Unaudited
ASSETS
Current assets:
Cash	$1,905,477	$606,644
Accounts receivable, net of allowance for doubtful accounts of $47,829 at September 30, 2017 and December 31, 2016	683,795	391,235
Inventory	5,023,727	2,574,438
Prepaid expenses and other current assets	607,450	35,256
Total current assets	8,220,449	3,607,573

Property and equipment, net	1,136,351	549,854
Intangible assets, net	25,337	-
Goodwill	523,000	243,000
Other assets	93,565	42,526
TOTAL ASSETS	$9,998,702	$4,442,953

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,318,787	$643,793
Payroll and payroll tax liabilities	132,249	77,068
Customer deposits	59,600	51,672
Sales tax payable	95,385	46,942
Current portion of long term debt	54,112	23,443
Total current liabilities	1,660,133	842,918

Long term debt, net of current portion	89,639	41,726
Total liabilities	1,749,772	884,644

Commitments and contingencies

Stockholders’ Equity:
Common stock; $.001 par value; 100,000,000 shares authorized; 16,088,621 and 11,742,834 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	16,088	11,743
Additional paid-in capital	10,467,090	4,696,221
Accumulated deficit	(2,234,248)	(1,149,655
Total stockholders’ equity	8,248,930	3,558,309
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,998,702	$4,442,953

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GROWGENERATION CORPORATION AND SUBSIDIARIES

 CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Month Ended September 30,			Nine months ended September 30,
	2017	2016		2017	2016

Sales	$4,028,170		$2,169,129	$10,722,738	$5,617,726
Cost of sales	2,912,328		1,560,359	7,775,718	3,947,352
Gross profit	1,115,842		608,770	2,947,020	1,670,374

Operating expenses:
Store operations	800,861		372,317	2,098,201	1,057,447
General and administrative	237,884		98,731	644,708	282,604
Share based compensation	242,984		-	645,392	184,333
Depreciation and amortization	22,987		17,158	63,035	38,181
Salaries and related expenses	269,215		108,336	574,158	314,843
Total operating expenses	1,573,931		596,542	4,025,494	1,877,408

Income (loss) from operations	(458,089)		12,228	(1,078,474)	(207,034)

Other income (expense):
Other income	621		-	1,062	2
Other expense	-		-	-	(1,600)
Interest expense	(3,419)		(1,384)	(7,181)	(3,050)
Total non-operating expense, net	(2,798)		(1,384)	(6,119)	(4,648)

Net income (loss)	$(460,887)		$10,844	$(1,084,593)	$(211,682)

Net income (loss) per shares, basic and diluted	$(.03)	$	*	$(.08)	$(.02)

Weighted average shares outstanding, basic and diluted	14,819,742		10,584,262	13,857,393	10,584,262

* Less than $.01 per shares

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